Exhibit 99.1

STORE Capital Announces Fourth Quarter

and Full Year 2020 Operating Results

Introduces 2021 Guidance

SCOTTSDALE, Ariz., February 25, 2021 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the fourth quarter and full year ended December 31, 2020.

Highlights

For the quarter ended December 31, 2020:

◾	Total revenues of $172.9 million
◾	Net income of $54.7 million, or $0.21 per basic and diluted share, including an aggregate net gain of $16.0 million on dispositions of real estate
◾	AFFO of $115.1 million, or $0.44 per basic and diluted share
◾	Declared a regular quarterly cash dividend per common share of $0.36
◾	Invested $435.6 million in 84 properties at a weighted average initial cap rate of 8.1%
◾	Raised $145.9 million in net proceeds from the sale of an aggregate of approximately 4.8 million common shares under the Company’s at-the-market equity program
◾	Closed third public debt offering, issuing $350.0 million in aggregate principal amount of investment-grade senior unsecured notes in November 2020

For the year ended December 31, 2020:

◾	Total revenues of $694.3 million
◾	Net income of $212.6 million, or $0.84 per basic and diluted share, including an aggregate net gain of $22.8 million on dispositions of real estate
◾	AFFO of $463.0 million, or $1.83 per basic and diluted share
◾	Declared regular cash dividends per common share aggregating $1.42
◾	Invested $1.09 billion in 214 properties at a weighted average initial cap rate of 8.1%
◾	Raised $686.4 million in net proceeds from the sale of an aggregate of approximately 25.7 million common shares under the Company’s at-the-market equity program

Management Commentary

“2020 presented one of the most significant economic challenges in history and STORE delivered,” said Christopher Volk, Chief Executive Officer of STORE Capital. “Our many margins of safety, including attractive contractual lease yields, exceptional portfolio diversity, strong lease escalators, lease contract seniority and a well-protected dividend made all the difference. We concluded the year with liquidity and balance sheet metrics much as they were prior to the pandemic. This strength enabled us to close the year on a high note, with strong fourth quarter investment activity of $435.6 million, raising our full year real estate acquisitions to nearly $1.1 billion. Importantly, this strength also enabled us to enter 2021 well positioned for

STORE Capital Corporation

continued growth. The trends we see are encouraging and all of us are optimistic about the opportunity to create continued value in the coming year for our many stakeholders.”

Financial Results

COVID-19 Update

During 2020 and continuing into 2021, the world has been, and continues to be, impacted by the pandemic. COVID-19 and measures to prevent its spread affected the Company by impacting its tenants’ businesses and their ability to pay rent. As restriction have been lifted, the Company’s tenants have increased their business activity and their ability to make rent payments. The Company’s collections of monthly rent and interest have increased from 70% in May 2020 to 93% in February 2021. Nearly all of the Company’s properties have reopened for business with movie theaters remaining as the most impacted by continued social distancing measures. The Company continues to closely monitor unpredictable factors that could impact its business going forward, including the duration of the pandemic; governmental, business and individual actions in response to the pandemic, including the vaccination process; and the overall impact on broad economic activity.

Total Revenues

Total revenues were $172.9 million for the fourth quarter of 2020, a decrease of 0.3% from $173.5 million for the fourth quarter of 2019. Total revenues for 2020 were $694.3 million, an increase of 4.3% from $665.7 million for 2019. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $8.8 billion in gross investment amount representing 2,504 property locations and 478 customers at December 31, 2019 to $9.6 billion in gross investment amount representing 2,634 property locations and 519 customers at December 31, 2020. Partially offsetting the revenue increases generated by the growth in the Company’s portfolio was the impact of the COVID-19 pandemic as previously noted.

Net Income

Net income was $54.7 million, or $0.21 per basic and diluted share, for the fourth quarter of 2020, as compared to $59.8 million, or $0.25 per basic and diluted share, for the fourth quarter of 2019. The decrease in net income primarily reflects the impact on revenues and property costs relating to the COVID-19 pandemic. Net income for the fourth quarter of 2020 included an aggregate net gain on dispositions of real estate of $16.0 million, as compared to an aggregate net gain on dispositions of real estate of $11.7 million for the same period in 2019.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the year ended December 31, 2020 was $212.6 million, or $0.84 per basic and diluted share, compared to $285.0 million, or $1.24 per basic and diluted share, for 2019. Net income for 2020 included an aggregate net gain on dispositions of real estate of $22.8 million as compared to $84.1 million for 2019.

Adjusted Funds from Operations (AFFO)

AFFO for the fourth quarter of 2020 decreased 4.0% to $115.1 million, or $0.44 per basic and diluted share, compared to AFFO of $120.0 million, or $0.51 per basic and $0.50 per diluted share, for the fourth quarter of 2019.

STORE Capital Corporation

AFFO for 2020 was $463.0 million, or $1.83 per basic and diluted share, an increase of 1.1% from $458.1 million, or $1.99 per basic and diluted share, for 2019. AFFO for 2020 increased on additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio which was partially offset by the impact of the COVID-19 pandemic.

AFFO for the three months and year ended December 31, 2020, included approximately $5.8 million and $57.1 million, respectively, of net revenue that is subject to temporary deferral arrangements with tenants primarily operating in industries most impacted by government shelter-in-place and social distancing orders in response to the COVID-19 pandemic. The Company accounts for these deferral arrangements as rental revenue and a corresponding increase in lease receivables as tenant payments are accrued. For the three months and year ended December 31, 2020, AFFO excluded $8.6 million and $9.9 million, respectively, of cash collected under these temporary deferral arrangements.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.36 for the fourth quarter ended December 31, 2020. This dividend, totaling $95.8 million, was paid on January 15, 2021 to stockholders of record on December 31, 2020.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $435.6 million of gross investments representing 84 property locations during the fourth quarter of 2020; over 85% of this origination volume occurred in December 2020. These origination and other activities resulted in the creation of 16 new customer relationships. The investments had a weighted average initial cap rate of 8.1%. Total investment activity for 2020 was $1.09 billion representing 214 property locations with a weighted average initial cap rate of 8.1%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap. For acquisitions made during the fourth quarter of 2020, the weighted average stated lease escalation cap was 1.7%.

Disposition Activity

During the year ended December 31, 2020, the Company sold 77 properties and recognized an aggregate net gain on the dispositions of real estate of $22.8 million; 34 of these 77 properties were sold in the fourth quarter for an aggregate net gain of $16.0 million. For the year ended December 31, 2020, proceeds from the dispositions of real estate aggregated $215.3 million as compared to an aggregate original investment amount of $236.4 million.

Portfolio

At December 31, 2020, STORE Capital’s real estate portfolio totaled $9.6 billion. Approximately 93% of the portfolio represents commercial real estate properties subject to long-term leases, 7% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. The weighted average non-cancelable remaining term of the leases at December 31, 2020 was approximately 14 years with leases representing approximately 4% of the portfolio scheduled to expire in the next five years.

STORE Capital Corporation

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of December 31, 2020
Investment property locations	2,634
States	49
Customers	519
Industries in which customers operate	116
Investment portfolio subject to Master Leases*(1)	94%
Average investment amount/replacement cost (new)(2)	80%
Locations subject to unit-level financial reporting	98%
Proportion of portfolio from direct origination	~80%
Contracts on STORE's form*(3)	96%
Weighted average annual lease escalation(4)	1.9%
Weighted average remaining lease contract term	~14 years
Occupancy(5)	99.7%
Properties not operating but subject to a lease(6)	2.2%
Investment locations subject to a ground lease(7)	0.9%
Median unit fixed charge coverage ratio (FCCR)/4‑Wall coverage ratio(8)	2.1x/2.6x
Contracts rated investment grade(9)	~73%

*	Based on base rent and interest.
(1)	Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 87% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.
(2)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(3)	Represents the percentage of lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.
(4)	Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually. For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract. For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term. Calculation excludes contracts representing less than 0.1% of base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.
(5)	The Company defines occupancy as a property being subject to a lease or loan contract. As of December 31, 2020, nine of the Company’s properties were vacant and not subject to a contract.
(6)	Represents the percentage (based on the number of locations) of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(7)	Represents the percentage (based on the number of locations) of the Company’s investment locations that are subject to a ground lease.
(8)	STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The weighted average unit FCCR and 4-Wall coverage ratios were 2.9x and 3.8x, respectively.
(9)	Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade; amount disclosed represents the average since the inception of the Company. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties. As of December 31, 2020, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba3’ as measured by Moody’s Analytics RiskCalc rating scale. Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa3’.

STORE Capital Corporation

Capital Transactions

In November 2020, the Company completed its third public debt offering, issuing $350.0 million in aggregate principal amount of unsecured, investment-grade rated 2.75% Senior Notes, due November 2030. A portion of the proceeds from the issuance were used to repay one of its $100 million bank term loans and to prepay, without penalty, $92.3 million of STORE Master Funding Series 2015-1 Class A-1 notes which bore an interest rate of $3.75%.

The Company established a $900 million “at the market” equity distribution program, or ATM Program, in November 2020 and terminated its previous program. During the fourth quarter of 2020, the Company sold an aggregate of approximately 4.8 million common shares at a weighted average share price of $31.10 and raised approximately $145.9 million in net proceeds after the payment of sales agents’ commissions and offering expenses. For the year ended December 31, 2020, the Company sold an aggregate of approximately 25.7 million common shares at a weighted average share price of $27.08 and raised approximately $686.4 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

2021 Guidance

The Company is affirming its guidance, first issued in November 2020, for 2021 real estate acquisition volume, net of projected property sales, of $1.0 billion to $1.2 billion. The Company currently expects 2021 AFFO per share to be within a range of $1.90 to $1.96, based on this projected net acquisition volume. AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.83 to $0.88 per share, plus $0.97 to $0.98 per share of expected real estate depreciation and amortization, plus approximately $0.10 per share related to noncash items. The AFFO per share guidance is based on a weighted average initial cap rate on new acquisitions of 7.7% and target leverage in the range of 5½ to 6 times run-rate net debt to EBITDA.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held today at 4:30 p.m. Eastern Time / 2:30 p.m. Scottsdale, Arizona Time, to discuss fourth quarter ended December 31, 2020 operating results and answer questions.

●	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
●	Conference call replay available through March 11, 2021: 877-344-7529 (domestic) or 412-317-0088 (international)
●	Replay access code: 10152068
●	Live and archived webcast: https://ir.storecapital.com/news-results/webcasts/default.aspx

STORE Capital Corporation

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,600 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

STORE Capital Corporation

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income. STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019

	(unaudited)		(unaudited)	(audited)
Revenues:
Rental revenues	$161,829	$162,495	$644,498	$625,415
Interest income on loans and financing receivables	10,914	9,760	45,288	33,826
Other income	125	1,200	4,482	6,473
Total revenues	172,868	173,455	694,268	665,714

Expenses:
Interest	41,890	41,559	169,706	158,381
Property costs	7,422	3,033	22,025	10,793
General and administrative	13,943	14,459	49,685	54,274
Depreciation and amortization	62,172	57,340	242,925	221,975
Provisions for impairment	12,031	8,800	23,003	18,751
Total expenses	137,458	125,191	507,344	464,174
Other income:
Net gain on dispositions of real estate	15,960	11,747	22,774	84,142
Income from non-real estate, equity method investment	3,500	—	3,500	—
Income before income taxes	54,870	60,011	213,198	285,682
Income tax expense	146	174	584	707
Net income	$54,724	$59,837	$212,614	$284,975

Net income per share of common stock - basic and diluted:	$0.21	$0.25	$0.84	$1.24

Weighted average common shares outstanding:
Basic	263,062,568	236,812,731	252,534,580	229,734,497
Diluted	263,547,523	237,421,068	252,651,040	230,289,541

Dividends declared per common share	$0.36	$0.35	$1.42	$1.36

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,807,153	$2,634,285
Buildings and improvements	6,059,513	5,540,749
Intangible lease assets	61,634	73,366
Total real estate investments	8,928,300	8,248,400
Less accumulated depreciation and amortization	(939,591)	(740,124)
	7,988,709	7,508,276
Real estate investments held for sale, net	22,304	—
Operating ground lease assets	34,683	24,254
Loans and financing receivables, net	650,321	582,267
Net investments	8,696,017	8,114,797
Cash and cash equivalents	166,381	99,753
Other assets, net	141,942	81,976
Total assets	$9,004,340	$8,296,526

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$—	$—
Unsecured notes and term loans payable, net	1,509,612	1,262,553
Non-recourse debt obligations of consolidated special purpose entities, net	2,212,634	2,328,489
Dividends payable	95,801	83,938
Operating lease liabilities	39,317	29,347
Accrued expenses, deferred revenue and other liabilities	131,198	106,814
Total liabilities	3,988,562	3,811,141

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 266,112,676 and 239,822,900 shares issued and outstanding, respectively	2,661	2,398
Capital in excess of par value	5,475,889	4,787,932
Distributions in excess of retained earnings	(459,977)	(302,609)
Accumulated other comprehensive loss	(2,795)	(2,336)
Total stockholders’ equity	5,015,778	4,485,385
Total liabilities and stockholders’ equity	$9,004,340	$8,296,526

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019

	(unaudited)		(unaudited)

Net income	$54,724	$59,837	$212,614	$284,975
Depreciation and amortization of real estate assets	62,108	57,265	242,636	221,665
Provision for impairment of real estate	11,778	8,800	21,978	18,751
Net gain on dispositions of real estate	(15,960)	(11,747)	(22,774)	(84,142)
Funds from Operations (1)	112,650	114,155	454,454	441,249

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(809)	(1,827)	(8,087)	(6,021)
Construction period rent deferrals	538	751	1,940	1,604
Amortization of:
Equity-based compensation	3,020	3,620	4,665	11,703
Deferred financing costs and other	2,517	3,237	8,827	9,689
Lease-related intangibles and costs	736	737	3,034	2,856
Provision for loan losses	253	—	1,025	—
Lease termination fees	(15)	(321)	(602)	(4,096)
Capitalized interest	(251)	(366)	(751)	(1,600)
(Income) loss from non-real estate, equity method investment	(3,500)		(3,500)	—
Executive severance costs	—	—	1,980	1,956
Loss on defeasance of debt	—	—	—	735
Adjusted Funds from Operations (1)	$115,139	$119,986	$462,985	$458,075

Dividends declared to common stockholders	$95,801	$83,938	$363,996	$316,804

Net income per share of common stock: (2)
Basic and Diluted	$0.21	$0.25	$0.84	$1.24
FFO per share of common stock: (2)
Basic	$0.43	$0.48	$1.80	$1.92
Diluted	$0.43	$0.48	$1.80	$1.91
AFFO per share of common stock: (2)
Basic	$0.44	$0.51	$1.83	$1.99
Diluted	$0.44	$0.50	$1.83	$1.99

(1)	FFO and AFFO for the three months and year ended December 31, 2020, include approximately $5.8 million and $57.1 million, respectively, of net revenue that is subject to the short-term deferral arrangements entered into in response to the COVID-19 pandemic; the Company accounts for these deferral arrangements as rental revenue and a corresponding increase in receivables. For the three months and year ended December 31, 2020, FFO and AFFO exclude $8.6 million and $9.9 million, respectively, collected under these short-term deferral arrangements.
(2)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2020

Real Estate Portfolio Information

As of December 31, 2020, STORE Capital’s total investment in real estate and loans approximated $9.6 billion, representing investments in 2,634 property locations, substantially all of which are profit centers for its customers. The Company’s real estate portfolio is highly diversified. The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on December 31, 2020, for all leases, loans and financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At December 31, 2020, the Company’s property locations were operated by 519 customers. The largest single customer represented 3.1% of base rent and interest and the top ten customers totaled 18.1% of base rent and interest. STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the nearly 760 concepts represented in the Company’s investment portfolio as of December 31, 2020, the largest single concept represented 2.4% of base rent and interest; more than 80% of base rent and interest consists of concepts each representing less than 1% of base rent and interest.

The following table identifies STORE Capital’s ten largest customers as of December 31, 2020:

	% of
	Base Rent and	Number of
Customer	Interest	Properties
Spring Education Group Inc. (Stratford School/Nobel Learning Communities)	3.1%	27
Fleet Farm Group LLC	2.4	9
Bass Pro Group, LLC (Cabela's)	1.8	10
Cadence Education, Inc. (Early childhood/elementary education)	1.8	49
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.7	25
US LBM Holdings, LLC (Building materials distribution)	1.6	57
CWGS Group, LLC (Camping World/Gander Outdoors)	1.6	20
American Multi-Cinema, Inc. (AMC/Carmike/Starplex)	1.4	14
Loves Furniture, Inc.	1.4	19
Zips Holdings, LLC	1.3	40
All other (509 customers)	81.9	2,364
Total	100.0%	2,634

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2020

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy. The following table summarizes these industries, by sector, into 76 industry groups as of December 31, 2020:

			Building
	% of		Square
	Base Rent and	Number of	Footage
Customer Industry Group	Interest	Properties	(in thousands)
Service:
Restaurants – full service	8.1%	373	2,573
Restaurants – limited service	4.7	377	1,016
Early childhood education	5.9	244	2,556
Health clubs	5.5	93	3,382
Automotive repair and maintenance	4.7	176	941
Movie theaters	3.8	37	1,881
Pet care	3.5	182	1,685
Family entertainment	3.4	41	1,631
Behavioral Health	3.2	72	1,301
Lumber and construction materials wholesalers	3.0	124	5,538
Elementary and secondary schools	2.8	15	799
Medical and dental	2.8	116	1,182
Equipment sales and leasing	2.0	51	1,301
Wholesale automobile auction	1.2	8	428
Logistics	1.1	23	1,792
Metal and mineral merchant wholesalers	1.1	26	2,152
All other service (19 industry groups)	7.7	182	10,883
Total service	64.5	2,140	41,041
Retail:
Furniture	4.4	69	3,983
Farm and ranch supply	4.1	42	4,210
Recreational vehicle dealers	2.0	27	1,165
Used car dealers	1.8	29	312
Hunting and fishing	1.7	9	758
Home furnishings	1.3	11	1,262
New car dealers	0.7	9	273
All other retail (11 industry groups)	1.7	42	1,672
Total retail	17.7	238	13,635
Manufacturing:
Metal fabrication	4.9	91	10,949
Food processing	2.4	21	2,754
Plastic and rubber products	1.7	18	2,961
Furniture manufacturing	1.3	12	2,980
Automotive parts and accessories	1.0	16	2,408
Electronics equipment	1.0	11	1,006
Aerospace product and parts	0.9	14	1,316
All other manufacturing (16 industry groups)	4.6	73	7,779
Total manufacturing	17.8	256	32,153
Total	100.0%	2,634	86,829

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2020

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in every state except Hawaii. The following table details the top ten geographical locations of the properties as of December 31, 2020:

	% of
	Base Rent and	Number of
State	Interest	Properties
Texas	10.5%	273
California	6.3	76
Illinois	6.0	158
Florida	5.5	161
Ohio	5.2	143
Georgia	4.9	144
Wisconsin	4.9	62
Arizona	4.7	90
Tennessee	3.7	115
Michigan	3.5	90
All other (39 states) (1)	44.8	1,322
Total	100.0%	2,634

(1)	Includes one property in Ontario, Canada which represents less than 0.1% of base rent and interest.

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of December 31, 2020, 99% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 94% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 4.1% of the base rent and interest will expire in the next five years (before 2026). The following table sets forth the schedule of lease, loan and financing receivable expirations as of December 31, 2020:

	% of
	Base Rent and	Number of
Year of Lease Expiration or Loan Maturity (1)	Interest	Properties (2)
2021	0.8%	18
2022	0.4	9
2023	1.1	9
2024	0.6	18
2025	1.2	26
2026	1.5	51
2027	2.0	55
2028	3.2	65
2029	5.9	170
2030	3.9	159
Thereafter	79.4	2,045
Total	100.0%	2,625

(1)	Expiration year of contracts in place as of December 31, 2020, excluding any tenant renewal option periods.
(2)	Excludes nine properties that were vacant and not subject to a lease as of December 31, 2020.